Exhibit 99.1

PRESS RELEASE

	CONTACT:	C. Michael Zabel
Monday, November 19, 2018		716/842-2311

M&T Bank Names Christopher E. Kay New Head of

Consumer Banking, Business Banking, and Marketing

Kay Has Led Innovation in a Variety of Consumer Businesses

Buffalo, New York—M&T Bank announced today that Christopher E. Kay has been named Executive Vice President and Head of Consumer Banking, Business Banking and Marketing. He was also appointed to M&T’s Management Group.

Building on his career as a change agent in a variety of different consumer businesses, Kay comes to M&T after serving as Chief Innovation Officer at Humana, where he led efforts to create a new kind of integrated care with the power to improve health and well-being and lower costs for customers.

Prior to that, Kay was the Managing Director of Citi Ventures, where he led efforts globally to redesign and scale a new customer experience across the consumer and private banking businesses, including initiatives dealing with payments, digital commerce and more.

In a number of senior operating roles for Target, Chris reinvented the consumer shopping experience by making stores a lifestyle health destination, supported by a consistent operating model, end-to-end workflows and a customer-centric merchandising strategy.

“Understanding what’s important to our customers is our daily mission at M&T Bank, so we know that people expect more options, more access, more speed and more security from their bank today—and they also want more information, more holistic solutions and more timely, relevant and actionable advice,” explained M&T Chairman and CEO René F. Jones.

“Chris Kay will help lead our efforts to develop innovative products, services, solutions and experiences for our customers—and for the employees who serve them—in today’s ever-changing world where needs and demands are evolving rapidly.”

Kay is responsible for managing more than 8000 employees, 750 branches and 1,800 ATMs across eight states and the District of Columbia.

“I’m delighted to be joining M&T Bank and I’m honored to lead teams that have served the communities they work with so well for decades’” said Kay. “Our customers’ needs are changing all the time and technology makes new things possible, so I’m looking forward to delivering simple, convenient and secure new services that make our customers lives easier and help them do more with their money.”

About M&T Bank

M&T Bank Corporation is a financial holding company headquartered in Buffalo, New York. M&T’s principal banking subsidiary, M&T Bank, operates banking offices in New York, Maryland, New Jersey, Pennsylvania, Delaware, Connecticut, Virginia, West Virginia and the District of Columbia. Trust-related services are provided by M&T’s Wilmington Trust-affiliated companies and by M&T Bank. © 2018 M&T Bank. Member FDIC.

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